Exhibit 10.9

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) is made as of this 1st day of January, 2010, by and between Cantel Medical Corp. (“Cantel”) and its subsidiaries, divisions, affiliates, successors, and assigns (collectively referred to as the “Company”), and Eric W. Nodiff (“Employee”).

Background

A.            The Company is a leading manufacturer and provider of infection prevention and control products in the healthcare market. The Company’s products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. The Company also provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens.

B.            The Company has developed commercially valuable technical and non-technical information, the safeguarding, secrecy, and confidentiality of which are necessary to the operation and profitability of the Company.  Furthermore, it has spent and will continue to spend considerable time and money establishing and maintaining business relationships and goodwill with its current and prospective customers, vendors, suppliers, and distributors, which relationships are vital to the continued goodwill, operation, and profitability of the Company.

C.            During the Employee’s employment or continued employment with the Company, the Employee (i) will have access to certain valuable proprietary confidential information developed, compiled, or utilized by the Company in its business; (ii) may or will have frequent contact with the Company’s customers, vendors, suppliers, and distributors, and (iii) may be able to control, in whole or in part, the business and relationships between the Company and its customers, vendors, suppliers, and distributors, and to take or otherwise appropriate business and relationships if and when the Employee leaves the Company’s employment.

D.            The Company wishes to protect such confidential information and business relationships.

Agreement

In consideration of the premises, the Employee’s continued employment by the Company, and the mutual covenants contained in this Agreement, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             Confidential Information.  Employee acknowledges that the Company possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company.  Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the Company’s Board of Directors, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee shall become informed during his employment, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless such information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

2.             Patent and Related Matters.

2.1           Inventions.  Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the “Inventions”).  Subject to Section 2.2, Employee, to the extent that he has the legal right to do so, hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of the Inventions, and Employee acknowledges that such assigned inventions are and shall remain the property of the Company.

2.2           Limitation.  It is further agreed and Employee is hereby notified that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee’s own time, and

(i)            which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or

(ii)           which does not result from any work performed by Employee for the Company.

2.3           Assistance.  Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

2.4           Records.  Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all equipment (including computers, etc.), records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

3.             Non-interference.  Employee further agrees that for a period of two years following termination of Employee’s employment hereunder, he will not (i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, franchisee, licensee, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company without prior written consent of the Board of Directors of the Company.

4.             Non-Compete.  Employee agrees that for a period of six (6) months following the termination of Employee’s employment hereunder, except as a result of the breach by the Company of any material term or condition of the Executive Severance Agreement between the Company and Employee of even date herewith, Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the continental United States or Canada that is directly and materially competitive with a material business of the Company, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to three (3%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.

5.             Enforcement.  If, at the time of enforcement of any provisions of this Section, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Employee agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

6.             Dispute Resolution.

6.1           Subject to the provisions of Section 6.2, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Little Falls, New Jersey by three arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by the Executive, and the third of whom shall be appointed by the first two arbitrators.  If either the Company or the Executive fails to appoint an arbitrator within 20 days of a request in writing by the other to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the second arbitrator is designated, then such arbitrator shall be appointed by the Chief Judge of the United States District Court located in the city of Newark, New Jersey, or upon his failure to act, by the American Arbitration Association so as to enable the arbitrators to render an award within 90 days after the three arbitrators have been appointed.  Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.  The Company shall bear all of the expenses relating to any arbitration under this Agreement.

6.2           The Employee recognizes that a breach or threatened breach of the provisions of Sections 1, 2 and 3 Agreement may give rise to irreparable injury to the Company, inadequately compensable in damages and, accordingly, agrees that the Company may seek and obtain injunctive relief, temporary, preliminary, or permanent, against such breach or threatened breach, in addition to recovering monetary damages from the Employee. The Employee further agrees and acknowledges that greater injury would result from a denial of injunctive relief than from a grant of such relief.

7.             Miscellaneous Provisions.

7.1           Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

7.2           This Agreement is entered into in the State of New Jersey and shall be governed pursuant to the laws of the State of New Jersey.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.3           This Agreement contains the entire agreement of the parties regarding this subject matter and supersedes all prior agreements, arrangements, or understandings, whether written or oral, relating to the subject matter hereof, including, without limitation, any letters, agreements, or understandings between the Employee and the Company or any subsidiary thereof before the date hereof.  Execution of this Agreement shall supersede and terminate any existing confidentiality and/or noncompetition agreement, or the provisions of any employment agreement or other agreement related to confidentiality and/or noncompetition, entered into between the Employee and the Company or any subsidiary thereof.

7.4           This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

7.5           Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Cantel Medical Corp.

150 Clove Road

Little Falls, NJ  07424

Attn: President

If to Employee:

Home address on file with the Company

7.6           This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged.  This Agreement may not be assigned by Employee.

7.7           This Agreement may be executed in separate counterparts and may be delivered by facsimile or pdf, each of which shall constitute the original hereof.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

CANTEL MEDICAL CORP.

By:

EMPLOYEE

Name: Eric W. Nodiff